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                                                                      Exhibit 12

                             STONEPATH GROUP, INC.
       Computation of the Ratio of Earnings to Fixed Charges Calculation
                           Regulation S-K Item 503(d)

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                                                                     Year Ended
                                                                 December 31, 2003
                                                                 -----------------

Earnings
     Pre-tax income (loss) from continuing operations before
       minority interests or income/(loss) from equity investees      $   400,624

     Add: Fixed charges                                                 2,764,851
     Add: Amortization of capitalized interest                               --
     Add: Distributed income of equity investees                             --
     Add: Share of pre-tax losses of equity investees                        --

     Less: Interest capitalized                                           (47,500)
     Less: Preference security dividend requirements of
             consolidated subsidiaries                                       --
     Less: Minority interest in pre-tax income of subsidiaries
             that have not incurred fixed charges                        (187,310)
                                                                      -----------
          Total Earnings                                              $ 2,930,665
                                                                      ===========

Fixed Charges
     Interest expensed and capitalized                                $   189,359
     Add: Amortized premiums, discounts and capitalized
            expenses related to indebtedness                              116,796
     Add: Estimate of the interest within rental expense (a)            2,458,696
     Add: Preference security dividend requirements of
            consolidated subsidiaries (pre-tax)                              --
                                                                      -----------
          Total Fixed Charges                                         $ 2,764,851
                                                                      ===========

Ratio of earnings to combined fixed charges and
  preference dividends                                                       1.06
                                                                      ===========


(a) Total rent expense                                                $ 7,450,593
    Percentage                                                                 33%
                                                                      -----------
    Estimated interest portion of rent expense                        $ 2,458,696
                                                                      ===========


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